Exhibit 5.1

BY EMAIL AND HAND China SXT Pharmaceuticals, Inc. 178 Taidong Road North, Taizhou Jiangsu People’s Republic of China

Campbells

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010

Cayman Islands

D +1 345 914 5845

T +1 345 949 2648

F +1 345 949 8613

E dmagee@campbellslegal.com

campbellslegal.com

Our Ref: 16578-27729

Your Ref:

_______

CAYMAN | BVI | HONG KONG

30 May 2019

Dear Sirs

Re: China SXT Pharmaceuticals, Inc. (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a company limited by shares incorporated in the British Virgin Islands, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) on May 30, 2019 (File No. 333-221899) (the “Registration Statement”), in respect of the 6,288,743 ordinary shares with a nominal or par value of US$0.001 per share in the capital of the Company (the “Shares”) to be registered by the Company in connection with the (a) senior convertible notes with an aggregate principal amount of US$15,000,000 (the “Notes”) which are initially convertible into an aggregate of 1,980,892 Shares at the rate of assumed alternate conversion price of US$3.89 per share, (b) warrants to purchase an aggregate of 894,988 Shares at an exercise price of US$8.38 per share (the “Investor Warrants”) and (c) warrants to purchase an aggregate of 268,496 Shares at an exercise price of US$ 8.38 per share to Placement Agent (the “Placement Agent Warrants”, collectively with Investor Warrants, “Warrants”).

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the unanimous written resolutions of the directors of the Company dated 15 April 2019 (the "Resolutions");
1.2	certified copies of the register of directors and register of members of the Company, each dated 2 May 2019, issued by Sertus Incorporations (BVI) Limited, the Company's registered agent (the "Registers");
1.3	the information revealed by our search of the Company's public records on file and available for public inspection at the British Virgin Islands' Registry of Corporate Affairs' (the "Registry of Corporate Affairs") at the time of our search on 2 May 2019 including:
1.1	the Company's certificate of incorporation dated 4 July 2017;
1.2	the Company's memorandum and articles of association (the "Memorandum and Articles of Association") dated 4 July 2017; and
1.3	all unreleased charges created by the Company and filed at the Registry of Corporate Affairs pursuant to section 163 of the Act;
1.4	the information revealed by our search of the Company's records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our search on 30 May 2019;
1.5	a Certificate of Good Standing in respect of the Company, issued by the BVI Registrar of Corporate Affairs, dated 30 April 2019 (the “Certificate of Good Standing”);
1.6	the Notes;
1.7	the Warrants; and
1.8	the Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Register’s and the Certificate of Good Standing. We have also relied upon the following assumptions, and the assumptions set out in Schedule 1 hereto, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;
2.2	all signatures, initials and seals are genuine;
2.3	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions expressed herein;
2.4	the Shares to be issued by the Company pursuant to the Notes, the Warrants and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Notes or the Warrants (as applicable) and be duly registered in the Company’s register of members;

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2.5	the minute book and corporate records of the Company, whether maintained at its registered office in the British Virgin Islands or otherwise, which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein;
2.6	neither the Notes nor the Warrants have been amended, varied, supplemented or terminated since its execution; and
2.7	there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Notes, the Warrants or the Registration Statement.
3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company was incorporated in the British Virgin Islands under the BVI Business Companies Act on 4 July 2017, with company number 1949664, is a company limited by shares, is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.
3.2	The Company is authorised to issue an unlimited number of shares of one class with a par value of US$0.001 each.
3.3	When issued and paid for in the manner described in the Notes, the Warrants and the Registration Statement and in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.
3.4	The statements under the caption “British Virgin Islands Taxation” in the Registration Statement, to the extent they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.
4	Qualifications

Except as explicitly stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

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To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to, and a copy of the Company's register of directors filed with, the Registry of Corporate Affairs.

This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion. Notwithstanding the foregoing, we hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters details herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Campbells

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